Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports Second Quarter 2011:

●	Net Revenues of $9.3 Billion:
●	Highest Reported Ever in Fixed Income Underwriting
●	Highest Reported in M&A and Equity Sales & Trading Since the Financial Crisis
●	Solid Performance Across Other Businesses

●	Net Loss of $0.38 per Diluted Share Included Negative Adjustment of $1.02 Related to the Previously Announced Conversion of the Firm’s Preferred Stock Held by Mitsubishi UFJ Financial Group, Inc.

●	Morgan Stanley’s Tier 1 Common Ratio Increased 290 Basis Points During the Quarter to 14.6%, an Industry Leading Level

NEW YORK, July 21, 2011 – Morgan Stanley (NYSE: MS) today reported net revenues of $9.3 billion for the second quarter ended June 30, 2011 compared with $8.0 billion a year ago.  Results for the current quarter included positive revenue of $244 million compared with positive revenue of $750 million a year ago related to changes in Morgan Stanley’s debt-related credit spreads (Debt Valuation Adjustment, DVA).1, 2  For the current quarter, income from continuing operations applicable to Morgan Stanley was $1.2 billion compared with $1.4 billion in the prior year quarter.  The earnings per share calculation for the current quarter included a negative adjustment of approximately $1.7 billion, or $1.02 per diluted share, related to the previously announced conversion of the Firm’s Series B Preferred Stock, held by Mitsubishi UFJ Financial Group, Inc. (MUFG), into common stock.  After considering this negative adjustment, the Firm reported a loss of $0.38 per diluted share,3 from continuing operations applicable to Morgan Stanley for the current quarter compared with income of $0.80 per diluted share, for the same period a year ago.

The Firm’s current quarter compensation to net revenue ratio was 50% with compensation expense of $4.7 billion reflecting an increase in net revenues from a year ago.4  Non-compensation expenses of $2.7 billion reflected higher levels of business activity and the initial costs associated with the previously announced Chinese securities joint venture with Huaxin Securities Co. Ltd.

For the current quarter, the net loss applicable to Morgan Stanley, including discontinued operations, was $0.38 per diluted share, compared with net income of $1.09 per diluted share in the second quarter of 2010.

Business Highlights

●
Investment Banking revenues were $1.5 billion – the highest second-quarter revenues since 2007 – reflecting an increase in both advisory and underwriting market volume from a year ago.  The Firm ranked #1 in global completed M&A, #2 in global announced M&A, #2 in global IPOs and #4 in global Equity,5 and arranged virtually all the major technology IPOs of the quarter.

●	Equity sales and trading net revenues were $1.9 billion – the highest since 2008 – and reflected market share gains.

●	Fixed income and commodities net revenues were $2.1 billion reflecting a solid performance in challenging markets.

●
Global Wealth Management Group delivered net revenues of $3.5 billion, with client assets of $1.7 trillion and 17,638 global representatives.  Net new assets for the quarter were $2.9 billion with net flows in fee-based accounts of $9.7 billion.  Net revenues and annualized revenue per global representative were the highest since the inception of the Morgan Stanley Smith Barney joint venture (MSSB).

●	Asset Management reported net revenues of $645 million and positive net flows of $15.7 billion.

●	Morgan Stanley and Huaxin Securities Co. Ltd. launched their previously announced joint venture, Morgan Stanley Huaxin Securities, expanding the Firm’s foothold in China.

James P. Gorman, President and Chief Executive Officer, said, "While global markets remained challenging this quarter, the Firm delivered higher year-over-year revenues across our three major business segments.  Within Institutional Securities, our premier investment-banking franchise ranked #1 in global completed M&A during the quarter and had the highest second-quarter revenues since 2007.  Equities achieved further client gains as revenues rose despite a fall in overall market volumes, while Fixed Income showed continued progress and Wealth Management delivered its highest revenues and FA productivity since the MSSB joint venture was formed and had positive flows, as did Asset Management.  With respect to costs, our re-engineering initiative and additional expense management efforts underscore our focus to ensure that shareholders benefit from our progress.  We also completed the previously announced preferred stock conversion with MUFG, resulting in a one-time, non-cash charge this quarter but removing a significant yearly dividend payment and boosting the Firm’s Tier 1 common ratio to an industry-leading level.  With this additional capital cushion and the clear momentum across our main businesses, we are well positioned to help our clients navigate the constantly changing markets and create additional value for our shareholders."

Summary of Business Segment Results
(dollars in millions)
	Institutional Securities		Global Wealth Management Group		Asset Management
	Net	Pre-Tax	Net	Pre-Tax	Net	Pre-Tax
	Revenues (1)	Income	Revenues	Income	Revenues	Income
2Q 2011	$5,189	$1,457	$3,476	$322	$645	$165
1Q 2011	$3,592	$397	$3,437	$348	$626	$127
2Q 2010	$4,515	$1,595	$3,074	$207	$410	($86)

(1) Net revenues for 2Q 2011, 1Q 2011 and 2Q 2010 include positive (negative) revenue from DVA of $244 million, ($189) million and $750 million, respectively.

INSTITUTIONAL SECURITIES

Institutional Securities reported net revenues for the current quarter of $5.2 billion compared with $4.5 billion a year ago.  Results for the current quarter and the prior year quarter included the DVA related revenue noted above.2  Pre-tax income from continuing operations was $1.5 billion compared with $1.6 billion in the second quarter of last year.  The quarter’s pre-tax margin was 28%.6

●	Advisory revenues of $533 million increased 85% from a year ago and reflected higher revenues across all regions.

●
Underwriting revenues of $940 million increased 57% from last year’s second quarter on higher levels of market activity.  Equity underwriting revenues increased 56% from the prior year to $419 million reflecting revenue growth across all regions.  Fixed income underwriting revenues of $521 million, which were the highest reported for the Firm, increased 59% from last year’s second quarter primarily reflecting higher levels of acquisition finance activity in both the investment grade and non-investment grade markets.

●
Fixed income and commodities sales and trading net revenues were $2.1 billion compared with $2.3 billion in the prior year quarter.  DVA resulted in positive revenue of $192 million in the current quarter compared with positive revenue of $602 million a year ago.2  The results for the current quarter reflected higher net revenues related to monoline exposure and increased net revenues in credit products offset by significantly lower results in commodities.

●
Equity sales and trading net revenues were $1.9 billion compared with $1.4 billion in last year’s second quarter.2  Net revenues increased from a year ago primarily reflecting higher results in the derivatives and prime brokerage businesses.

●
Other sales and trading net losses were $510 million compared with net losses of $100 million in the second quarter of last year.2  The current quarter reflected net losses on hedges to the Firm’s long-term debt compared with net gains in the prior year quarter, and losses associated with corporate lending activity.

●	Investment gains were $150 million compared with losses of $68 million in the second quarter of last year. The increase reflected higher equity valuations in the current quarter.

●
The compensation to net revenue ratio for the current quarter was 43% with compensation expense of $2.2 billion reflecting an increase in net revenues from a year ago.4  Non-compensation expenses of $1.5 billion reflected higher levels of business activity and the initial costs of $130 million associated with the new Chinese securities joint venture.

●
Morgan Stanley’s average trading Value-at-Risk measured at the 95% confidence level was $145 million compared with $121 million in the first quarter of 2011 and $139 million in the second quarter of the prior year.

GLOBAL WEALTH MANAGEMENT GROUP

Global Wealth Management Group reported pre-tax income from continuing operations of $322 million compared with $207 million in the second quarter of last year.  The quarter’s pre-tax margin was 9%.6  Income after the non controlling interest allocation to Citigroup Inc. and before taxes was $318 million.7

●	Net revenues of $3.5 billion increased from $3.1 billion a year ago primarily reflecting higher asset management revenues and gains on securities held for sale.

●
The compensation to net revenue ratio for the current quarter was 62% with compensation expense of $2.2 billion.4  Non-compensation expenses of $1.0 billion reflected incremental Federal Deposit Insurance Corporation fees of approximately $45 million.

●
Total client assets were $1.7 trillion at quarter-end.  Client assets in fee-based accounts were $509 billion and represented 30% of total client assets.  Net new assets for the quarter were $2.9 billion and net new flows in fee-based accounts were $9.7 billion.

●	The 17,638 global representatives at quarter-end achieved average annualized revenue per global representative of $785,000 and total client assets per global representative of $97 million.

ASSET MANAGEMENT

Asset Management reported pre-tax income from continuing operations of $165 million compared with a pre-tax loss from continuing operations of $86 million in last year’s second quarter.  Results for the current quarter included gains of $95 million compared with a loss of $1 million in the prior year quarter related to principal investments held by certain consolidated real estate funds.8  The quarter’s pre-tax margin was 26%.6  Income after the non controlling interest allocation and before taxes was $73 million.

●
Net revenues of $645 million increased from $410 million a year ago primarily reflecting gains on principal investments in the Real Estate Investing business and higher results in the Traditional Asset Management business.

●	The compensation to net revenue ratio for the current quarter was 44% with compensation expense of $285 million.4 Non-compensation expenses were $195 million.

●
Assets under management or supervision at June 30, 2011 of $296 billion increased from $244 billion a year ago.  The increase reflected market appreciation and net customer inflows.  In addition, the business recorded positive net flows of $15.7 billion in the current quarter compared with net outflows of $1.2 billion in the second quarter of last year.  The increase in flows for the current quarter reflected the initial sweep of MSSB client cash balances of approximately $18.5 billion into liquidity funds.

CAPITAL

As previously announced, on June 30, 2011 MUFG exchanged all of its shares of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock into Morgan Stanley common stock.  MUFG received approximately 385 million shares of the Firm’s common stock, including approximately 75 million shares resulting from the adjustment to the conversion ratio pursuant to the transaction agreement.  As a result of the adjustment to the conversion ratio, the Firm incurred a one-time, non-cash negative adjustment of approximately $1.7 billion in its calculation of basic and diluted earnings per share for the three and six month periods ending on June 30, 2011.  This negative adjustment, which was recorded in retained earnings, did not affect Morgan Stanley’s period end common equity as of June 30, 2011 because it was entirely offset by an increase in common stock and paid-in capital.  As a result of the conversion, MUFG did not receive the previously declared dividend that would otherwise have been payable on July 15, 2011 in respect of the Series B Preferred Stock.

Morgan Stanley’s Tier 1 capital ratio, under Basel I, was approximately 16.8% and Tier 1 common ratio was approximately 14.6% at June 30, 2011.  The Firm’s Tier 1 common ratio increased 290 basis points during the current quarter. Approximately 270 basis points of this increase was a result of the MUFG transaction.6, 9

At June 30, 2011, book value and tangible book value per common share were $30.17 and $26.61, respectively, based on 1.9 billion shares outstanding.  Book value and tangible book value per common share were reduced by approximately $2.29 and $1.41, respectively, due to the increase in period end common shares outstanding resulting from the MUFG preferred stock conversion.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 27.9%.

Morgan Stanley’s Board of Directors declared on July 19, 2011 a $0.05 quarterly dividend per common share.  The dividend is payable on August 15, 2011 to common shareholders of record on July 29, 2011.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 42 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads (commonly referred to as “DVA”).

2 Due to DVA, sales and trading net revenue for the quarter ended June 30, 2011 included positive revenue of $244 million (fixed income: $192 million; equity: $52 million) and sales and trading net revenue for the quarter ended June 30, 2010 included positive revenue of $750 million (fixed income: $602 million; equity: $129 million; other: $19 million).

3 Includes preferred dividends and other adjustments related to the calculation of earnings per share of approximately $1.8 billion for the quarter ended June 30, 2011 and $382 million for the quarter ended June 30, 2010.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

4 The compensation to net revenue ratio is a non-GAAP financial measure that the Firm considers a useful measure for the Firm and investors to assess operating performance.

5 Source: Thomson Reuters – for the period of January 1, 2011 to June 30, 2011 as of July 5, 2011.

6 Pre-tax margin and Tier 1 common ratios are non-GAAP financial measures that the Firm considers to be useful measures that the Firm and investors use to assess operating performance and capital adequacy.  Pre-tax margin represents income (loss) from continuing operations before taxes, divided by net revenues.  The Tier 1 common ratio equals Tier 1 capital (see note 9) less qualifying perpetual preferred stock and qualifying restricted core capital elements, such as qualifying trust preferred securities and qualifying non controlling interests, adjusted for the portion of goodwill and non-servicing intangible assets associated with MSSB non controlling interests divided by risk-weighted assets.

7 Morgan Stanley owns 51% of MSSB, which is consolidated.  The results related to the 49% interest retained by Citigroup Inc. are reported in net income (loss) applicable to non controlling interests on page 9 of Morgan Stanley’s Financial Supplement accompanying this release.

8 Results for the second quarter of 2011 and 2010 included pre-tax income of $91 million and a pre-tax loss of $4 million, respectively, related to principal investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to non controlling interests on page 11 of Morgan Stanley’s Financial Supplement accompanying this release.

9 The Firm calculates its Tier 1 capital ratio and risk-weighted assets in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  These computations are preliminary estimates as of July 21, 2011 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2011	Mar 31, 2011	June 30, 2010	Mar 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010	Change
Net revenues
Institutional Securities	$5,189	$3,592	$4,515	44%	15%	$8,781	$9,853	(11%)
Global Wealth Management Group	3,476	3,437	3,074	1%	13%	6,913	6,179	12%
Asset Management	645	626	410	3%	57%	1,271	1,063	20%
Intersegment Eliminations	(28)	(20)	(36)	(40%)	22%	(48)	(60)	20%
Consolidated net revenues	$9,282	$7,635	$7,963	22%	17%	$16,917	$17,035	(1%)

Income (loss) from continuing operations before tax
Institutional Securities	$1,457	$397	$1,595	*	(9%)	$1,854	$3,660	(49%)
Global Wealth Management Group	322	348	207	(7%)	56%	670	485	38%
Asset Management	165	127	(86)	30%	*	292	88	*
Intersegment Eliminations	0	0	(13)	--	*	0	(15)	*
Consolidated income (loss) from continuing operations before tax	$1,944	$872	$1,703	123%	14%	$2,816	$4,218	(33%)

Income (loss) applicable to Morgan Stanley
Institutional Securities	$990	$714	$1,384	39%	(28%)	$1,704	$3,115	(45%)
Global Wealth Management Group	180	183	110	(2%)	64%	363	209	74%
Asset Management	19	69	(44)	(72%)	*	88	(29)	*
Intersegment Eliminations	0	0	(11)	--	*	0	(12)	*
Consolidated income (loss) applicable to Morgan Stanley	$1,189	$966	$1,439	23%	(17%)	$2,155	$3,283	(34%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$(558)	$736	$1,578	*	*	$188	$2,990	(94%)

Earnings per basic share:
Income from continuing operations	$(0.38)	$0.50	$0.84	*	*	$0.12	$1.96	(94%)
Discontinued operations	$-	$0.01	$0.36	*	*	$0.01	$0.31	(97%)
Earnings per basic share	$(0.38)	$0.51	$1.20	*	*	$0.13	$2.27	(94%)

Earnings per diluted share:
Income from continuing operations	$(0.38)	$0.50	$0.80	*	*	$0.12	$1.82	(93%)
Discontinued operations	$-	$-	$0.29	--	*	$0.01	$0.26	(96%)
Earnings per diluted share	$(0.38)	$0.50	$1.09	*	*	$0.13	$2.08	(94%)

Notes:	-
Results for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010 include positive (negative) revenue of $244 million, $(189) million and $750 million, respectively, related to the movement in Morgan Stanley's credit spreads on certain long-term and short-term debt.

	-	Income (loss) applicable to Morgan Stanley represents consolidated income (loss) from continuing operations applicable to Morgan Stanley before gain (loss) from discontinued operations.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2011	Mar 31, 2011	June 30, 2010	Mar 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010	Change
Revenues:
Investment banking	$1,695	$1,214	$1,080	40%	57%	$2,909	$2,140	36%
Principal transactions:
Trading	3,485	2,977	3,353	17%	4%	6,462	7,111	(9%)
Investments	402	329	(52)	22%	*	731	317	131%
Commissions	1,291	1,449	1,308	(11%)	(1%)	2,740	2,568	7%
Asset management, distribution and admin. fees	2,206	2,109	1,974	5%	12%	4,315	3,937	10%
Other	275	(444)	159	*	73%	(169)	453	*
Total non-interest revenues	9,354	7,634	7,822	23%	20%	16,988	16,526	3%

Interest income	1,957	1,854	1,747	6%	12%	3,811	3,483	9%
Interest expense	2,029	1,853	1,606	9%	26%	3,882	2,974	31%
Net interest	(72)	1	141	*	*	(71)	509	*
Net revenues	9,282	7,635	7,963	22%	17%	16,917	17,035	(1%)
Non-interest expenses:
Compensation and benefits	4,675	4,333	3,886	8%	20%	9,008	8,302	9%

Non-compensation expenses:
Occupancy and equipment	401	402	401	--	--	803	791	2%
Brokerage, clearing and exchange fees	416	405	371	3%	12%	821	719	14%
Information processing and communications	448	445	416	1%	8%	893	811	10%
Marketing and business development	154	147	153	5%	1%	301	287	5%
Professional services	494	428	496	15%	--	922	891	3%
Other	750	603	537	24%	40%	1,353	1,016	33%
Total non-compensation expenses	2,663	2,430	2,374	10%	12%	5,093	4,515	13%

Total non-interest expenses	7,338	6,763	6,260	9%	17%	14,101	12,817	10%

Income (loss) from continuing operations before taxes	1,944	872	1,703	123%	14%	2,816	4,218	(33%)
Income tax provision / (benefit) from continuing operations	542	(256)	240	*	126%	286	676	(58%)
Income (loss) from continuing operations	1,402	1,128	1,463	24%	(4%)	2,530	3,542	(29%)
Gain (loss) from discontinued operations after tax	4	2	521	100%	(99%)	6	453	(99%)
Net income (loss)	$1,406	$1,130	$1,984	24%	(29%)	$2,536	$3,995	(37%)
Net income (loss) applicable to noncontrolling interests	213	162	24	31%	*	375	259	45%
Net income (loss) applicable to Morgan Stanley	1,193	968	1,960	23%	(39%)	2,161	3,736	(42%)
Preferred stock dividend / Other	1,751	232	382	*	*	1,973	746	164%
Earnings (loss) applicable to Morgan Stanley common shareholders	$(558)	$736	$1,578	*	*	$188	$2,990	(94%)

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	1,189	966	1,439	23%	(17%)	2,155	3,283	(34%)
Gain (loss) from discontinued operations after tax	4	2	521	100%	(99%)	6	453	(99%)
Net income (loss) applicable to Morgan Stanley	$1,193	$968	$1,960	23%	(39%)	$2,161	$3,736	(42%)

Pre-tax profit margin	21%	11%	21%			17%	25%
Compensation and benefits as a % of net revenues	50%	57%	49%			53%	49%
Non-compensation expenses as a % of net revenues	29%	32%	30%			30%	27%
Effective tax rate from continuing operations	27.9%	*	14.1%			10.2%	16.0%

Notes:	-
Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  Percentages represent income from continuing operations before income taxes as a percentage of net revenues.

-
The quarter ended June 30, 2011, preferred stock dividend/other included a one-time negative adjustment of approximately $1.7 billion related to the conversion of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock held by Mitsubishi UFJ Financial Group, Inc. (MUFG), into Morgan Stanley common stock.

-
Other revenue for the quarter ended March 31, 2011 included a loss of $655 million related to the Firm's 40% stake in a securities joint venture, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. ("MUMSS"), controlled and managed by our partner MUFG.

-
The quarter ended March 31, 2011 included a discrete net tax benefit of $447 million from the remeasurement of a deferred tax asset and the reversal of a related valuation allowance that are both associated with the sale of Revel Entertainment Group, LLC. Excluding this discrete tax gain and tax benefit of $230 million related to the MUMSS loss, the effective tax rate for the quarter was 27.6%.

-
The quarter ended June 30, 2010 included a discrete tax benefit of approximately $345 million related to the remeasurement of tax reserves based on the status of federal and state tax examinations. Excluding this benefit, the effective rate would have been 34.4%.

-
The six months ended June 30, 2010 included discrete tax gains / benefits of approximately $727 million related to the remeasurement of tax reserves based on the status of federal and state tax examinations and benefits on the repatriation of undistributed earnings on certain non-U.S. subsidiaries that were determined to be indefinitely reinvested abroad.  Excluding these gains / benefits, the effective tax rate would have been 33.3%.

	-	Preferred stock dividend / Other includes allocation of earnings to Participating Restricted Stock Units and China Investment Corporation equity units.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2011	Mar 31, 2011	June 30, 2010	Mar 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010	Change

Income (loss) from continuing operations	$1,402	$1,128	$1,463	24%	(4%)	$2,530	$3,542	(29%)
Net income (loss) from continuing operations applicable to noncontrolling interest	213	162	24	31%	*	375	259	45%
Income from continuing operations applicable to Morgan Stanley	1,189	966	1,439	23%	(17%)	2,155	3,283	(34%)
Less: Preferred Dividends	(24)	(220)	(220)	89%	89%	(244)	(440)	45%
Less: MUFG preferred stock conversion	(1,726)	0	0	*	*	(1,726)	0	*
Income from continuing operations applicable to Morgan Stanley, prior to allocation of income to CIC Equity Units and Participating Restricted Stock Units	(561)	746	1,219	*	*	185	2,843	(93%)

Basic EPS Adjustments:
Less: Allocation of undistributed earnings to CIC Equity Units	0	0	(67)	--	*	0	(165)	*
Less: Allocation of earnings to Participating Restricted Stock Units	(1)	(12)	(38)	92%	97%	(3)	(91)	97%
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$(562)	$734	$1,114	*	*	$182	$2,587	(93%)

Gain (loss) from discontinued operations after tax	4	2	521	100%	(99%)	6	453	(99%)
Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	4	2	521	100%	(99%)	6	453	(99%)
Less: Allocation of undistributed earnings to CIC Equity Units	0	0	(41)	--	*	0	(36)	*
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	(16)	--	*	0	(14)	*
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	4	2	464	100%	(99%)	6	403	(99%)

Earnings (loss) applicable to Morgan Stanley common shareholders	$(558)	$736	$1,578	*	*	$188	$2,990	(94%)

Average basic common shares outstanding (millions)	1,464	1,456	1,318	1%	11%	1,460	1,316	11%

Earnings per basic share:
Income from continuing operations	$(0.38)	$0.50	$0.84	*	*	$0.12	$1.96	(94%)
Discontinued operations	$-	$0.01	$0.36	*	*	$0.01	$0.31	(97%)
Earnings per basic share	$(0.38)	$0.51	$1.20	*	*	$0.13	$2.27	(94%)

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$(562)	$734	$1,114	*	*	$182	$2,587	(93%)

Diluted EPS Adjustments:
Income impact of assumed conversions:
Preferred stock dividends (Series B - Mitsubishi)	0	0	196	--	*	0	392	*
Assumed conversion of CIC	0	0	91	--	*	0	91	*
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$(562)	$734	$1,401	*	*	$182	$3,070	(94%)

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	4	2	464	100%	(99%)	6	403	(99%)
Assumed conversion of CIC	0	0	41	--	*	0	41	*

Earnings (loss) applicable to common shareholders plus assumed conversions	$(558)	$736	$1,906	*	*	$188	$3,514	(95%)

Average diluted common shares outstanding and common stock equivalents (millions)	1,464	1,472	1,748	(1%)	(16%)	1,477	1,688	(13%)

Earnings per diluted share:
Income from continuing operations	$(0.38)	$0.50	$0.80	*	*	$0.12	$1.82	(93%)
Discontinued operations	$-	$-	$0.29	--	*	$0.01	$0.26	(96%)
Earnings per diluted share	$(0.38)	$0.50	$1.09	*	*	$0.13	$2.08	(94%)

Note:	-
The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share.  For further discussion of the Firm's earnings per share calculations, see page 13 of the financial supplement and Note 2 to the consolidated financial statements in the Firm's Annual Report on Form 10-K for the year ended December 31, 2010.